Exhibit 99.1

Bassett Furniture Industries, Inc.	J. Michael Daniel
P.O. Box 626	Senior Vice President and
Bassett, VA 24055	Chief Financial Officer
(276) 629-6614 – Investors
mdaniel@bassettfurniture.com

Peter D. Morrison
Vice President of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal Third Quarter Results

(Bassett, Va.) – September 28, 2023 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its third quarter ended August 26, 2023.

Fiscal 2023 Third Quarter Highlights

(Dollars in millions)

	Sales				Operating Income (Loss)
	3rd Qtr		Dollar	%	3rd Qtr	% of	3rd Qtr	% of
	2023	2022	Change	Change	2023	Sales	2022	Sales
Consolidated (1)	$87.2	$118.0	$(30.8)	-26.1%	$(3.8)	-4.4%	$10.7	9.1%

Wholesale	$56.7	$79.0	$(22.3)	-28.2%	$6.3	11.1%	$10.0	12.7%

Retail	$52.3	$70.9	$(18.6)	-26.2%	$(3.0)	-5.7%	$3.9	5.5%

Corporate & Other (2)	$1.8	$-	$1.8	100.0%	$(7.4)	N/A	$(7.8)	N/A

(1)

Our consolidated results include certain intercompany eliminations. See Table 4, “Segment Information” below for an illustration of the effects of these items on our consolidated sales and operating income.

(2)

Corporate and Other includes the operations of Noa Home Inc. for 2023 along with the shared Corporate costs that are benefiting both the Wholesale and Retail segments. This represents a change in our segment presentation from prior year periods. Previously, those shared Corporate costs had been included in the Wholesale segment and the operations of Noa Home Inc. were included in the Retail segment. Prior period results have been restated to conform to the current presentation.

Writing new business, both at wholesale and retail, proved very difficult in the twelve weeks between Memorial Day and the start of our Labor Day promotion in late August. Although we continue to see increased business around the important holiday events, day-to-day store traffic and wholesale order writing between the big events remain very challenging. We first began to see signs of a slowdown in the third quarter of 2022 and this year’s period represented another 4.6% decline in wholesale orders. Despite this softness, we continue to maintain a strong balance sheet while executing on the elements of our growth plans with the expectation of returning to profitability.

Wholesale margins of 11.2% were comparable to our second quarter margins despite an 8.5% sequential decline in wholesale revenue. Once again, we wrote down the value of certain slow-moving styles of our Club Level imported motion line, this time to the tune of $800 thousand. Recall that our Club Level inventory peaked at $22 million at the end of August 2022. At the most recent August close, our inventory was slightly over $11 million, or some 49% less than last year. Recognizing that we have some $6 million of excess and discontinued inventory, we still have several good selling styles in the Club Level line which produce good margins. Ultimately, we believe that $5 to $6 million of inventory will be sufficient to support this strategically important assortment.

A counter-balance to this situation is the steady performance of our domestic upholstery team that was able to improve margins over last year while dealing with a 31% decline in shipments. Their ability to drive efficiency and manage costs in such a demanding environment is impressive. Imported wood margins declined compared to last year but improved sequentially as compared to the second quarter on reduced shipments. The pandemic-related freight costs imbedded in our oldest import wood inventory is beginning to burn off, a trend which should accelerate and result in margin expansion in the coming months. Work schedules in our two domestic wood plants improved as the quarter wore on and continued on that path in the first weeks of the current quarter. It is hard to see the positive in a quarter where wholesale shipments declined by 28%, but we do have several trends that point to better results moving ahead.

Our retail results for the quarter constituted the primary basis for the Company’s overall operating loss. Things have changed dramatically from 2022, our best retail year ever. In short, for the period, we did not generate enough retail revenue to break even. Actually, retail gross margins were comparable to prior year amidst a 26% decline in sales, but we were unable to reduce our fixed and variable SG&A costs enough to maintain profitability with the reported level of sales. In the five weeks prior to this writing (which include the first four weeks of Q4), average weekly sales have improved markedly, but were aided by the expected Labor Day boost and by several new product introductions that coincided with the promotion. Although we cannot predict the longevity or the depth of the furniture industry’s current slump, we are once again focused on the disciplines of margin improvement, customer service, digital outreach, and store upgrades as we head toward 2024. Over the next four months, we also look forward to opening two new stores and re-opening an existing location that has been closed for remodeling.

August 10th marked the debut of our new bassettfurniture.com website. The project was three years in the making and included the complete re-architecture of our product data, which now serves as the foundation of the new platform. We believe that, over time, we will improve site traffic and enhance both e-commerce and store conversions as a result of this investment. We are already seeing that engagement has improved as consumers are spending more time on the new site with each visit compared to previous metrics with our old platform. The launch of the new website coincided with the mailing of our fall catalog and the styling of the merchandise and its corresponding imagery represents a fresh new style direction for Bassett and the sell-through of the new items is off to a good start.

We have now completed our first year of Noa Home ownership and we continue to use their perspective to provide insight for Bassett’s e-commerce journey and to build the future of the Noa brand. Advertising efficiency has been the recent focus at Noa as they have been able to reduce spending significantly while keeping their web traffic largely intact. A targeted entry into the U.S. market is imminent as is our expansion of their product offerings. Noa management is also evaluating the contributions of their global markets as they strive to further build North American penetration in Canada and the U.S.

Balancing investment in the business, returns to shareholders, and cash flow planning is particularly important in a tough sales climate. To date in 2023, the Company has returned approximately $8.5 million to shareholders in the form of dividends and share repurchases, including the 12.5% dividend increase, which was approved by our Board of Directors in July. Capital expenditures will likely come in between $17 and $19 million this year. Operating cash flow for the third quarter was $3.8 million. Our capital expenditure plan for 2024 is currently being formulated but will be significantly less than this year’s level of investment. We will continue to evaluate our capital allocation strategy closely as we better understand the implications of the current business landscape.

Robert H. Spilman, Jr., Chairman and CEO

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 89 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. Bassett’s retail strategy includes stylish, custom-built furniture that features the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally and a logistics business specializing in home furnishings. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results or changes in operations for periods beyond the end of the third fiscal quarter of 2023, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward-looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the success of marketing, logistics, retail and other initiatives; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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Table 1
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations - unaudited
(In thousands, except for per share data)

	Quarter Ended				Nine Months Ended
	August 26, 2023		August 27, 2022		August 26, 2023		August 27, 2022
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales of furniture and accessories	$87,217	100.0%	$118,012	100.0%	$295,434	100.0%	$364,582	100.0%
Cost of furniture and accessories sold	42,173	48.4%	57,240	48.5%	140,360	47.5%	180,479	49.5%
Gross profit	45,044	51.6%	60,772	51.5%	155,074	52.5%	184,103	50.5%

Selling, general and administrative expenses	48,848	56.0%	54,695	46.3%	154,709	52.4%	160,536	44.0%
Gain on sale of retail real estate	-	0.0%	4,595	3.9%	-	0.0%	4,595	1.3%
Gain on revaluation of contingent consideration	-	0.0%	-	0.0%	1,013	0.3%	-	0.0%
Income (loss) from operations	(3,804)	-4.4%	10,672	9.0%	1,378	0.5%	28,162	7.7%

Interest income	923	2.0%	120	0.3%	1,644	3.6%	132	0.3%
Other loss, net	(309)	-0.4%	(714)	-0.6%	(1,381)	-0.5%	(1,982)	-0.5%
Income (loss) from continuing operations before income taxes	(3,190)	-3.7%	10,078	8.5%	1,641	0.6%	26,312	7.2%

Income tax expense (benefit)	(599)	-0.7%	2,305	2.0%	711	0.2%	6,505	1.8%
Income (loss) from continuing operations	(2,591)	-3.0%	7,773	6.6%	930	0.3%	19,807	5.4%

Discontinued operations:
Income from operations of logistical services	-		-		-		1,712
Gain on disposal (less adjustments)	-		(193)		-		53,061
Income tax expense	-		(48)		-		14,261

Income (loss) from discontinued operations - net of tax	-		(145)		-		40,512

Net income (loss)	$(2,591)		$7,628		$930		$60,319

Basic and diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.30)		$0.84		$0.11		$2.08
Income (loss) from discontinued operations	-		(0.02)		-		4.26
Basic and diluted earnings (loss) per share	$(0.30)		$0.82		$0.11		$6.34

Table 2
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
Assets	August 26, 2023	November 26, 2022
Current assets
Cash and cash equivalents	$48,012	$61,625
Short-term investments	17,743	17,715
Accounts receivable, net	15,339	17,838
Inventories, net	66,866	85,477
Recoverable income taxes	3,777	2,353
Other current assets	9,340	11,487
Total current assets	161,077	196,495

Property and equipment, net	84,247	77,001

Other long-term assets
Deferred income taxes, net	5,117	5,528
Goodwill and other intangible assets	21,547	21,727
Right of use assets under operating leases	89,993	99,472
Other	7,050	6,050
Total long-term assets	123,707	132,777
Total assets	$369,031	$406,273

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$17,117	$20,359
Accrued compensation and benefits	9,524	12,921
Customer deposits	23,626	35,963
Current portion of operating lease obligations	19,608	18,819
Other current liabilities and accrued expenses	12,168	12,765
Total current liabilities	82,043	100,827

Long-term liabilities
Post employment benefit obligations	10,668	9,954
Long-term portion of operating lease obligations	85,875	97,477
Other long-term liabilities	1,668	2,406
Total long-term liabilities	98,211	109,837

Stockholders’ equity
Common stock	43,800	44,759
Retained earnings	145,031	150,800
Additional paid-in-capital	-	-
Accumulated other comprehensive income (loss)	(54)	50
Total stockholders' equity	188,777	195,609
Total liabilities and stockholders’ equity	$369,031	$406,273

Table 3
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows - unaudited
(In thousands)

	Nine Months Ended
	August 26, 2023	August 27, 2022
Operating activities:
Net income	$930	$60,319
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	7,502	8,732
Gain on sale of property and equipment	-	(4,603)
Gain on revaluation of contingent consideration	(1,013)	-
Deferred income taxes	473	(2,856)
Other, net	1,781	1,425
Changes in operating assets and liabilities
Accounts receivable	2,499	57
Inventories	18,611	(13,677)
Other current and long-term assets	(289)	2,961
Right of use assets under operating leases	13,668	15,881
Customer deposits	(12,337)	(11,181)
Accounts payable and other liabilities	(6,586)	1,227
Obligations under operating leases	(14,990)	(17,519)
Net cash provided by (used in) operating activities	10,249	(12,295)

Investing activities:
Purchases of property and equipment	(14,657)	(17,266)
Proceeds from sale of property and equipment	-	8,226
Proceeds from disposal of discontined operations, net	1,000	84,534
Other	(1,664)	(1,428)
Net cash used in investing activities	(15,321)	74,066

Financing activities:
Cash dividends	(4,406)	(18,734)
Other issuance of common stock	275	340
Repurchases of common stock	(4,056)	(10,263)
Taxes paid related to net share settlement of equity awards	(109)	-
Repayments of finance lease obligations	(208)	(618)
Net cash used in financing activities	(8,504)	(29,275)
Effect of exchenge rate changes on cash and cash equivalents	(37)	-
Change in cash and cash equivalents	(13,613)	32,496
Cash and cash equivalents - beginning of period	61,625	34,374

Cash and cash equivalents - end of period	$48,012	$66,870

Table 4
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Segment Information - unaudited
(In thousands)

	Quarter Ended		Nine Months Ended
	August 26, 2023	August 27, 2022	August 26, 2023	August 27, 2022
Sales Revenue
Wholesale sales of furniture and accessories	$56,660	$78,959	$188,318	$249,945
Less: Sales to retail segment	(23,503)	(31,833)	(77,932)	(95,976)
Wholesale sales to external customers	33,157	47,126	110,386	153,969
Retail sales of furniture and accessories	52,264	70,886	178,004	210,613
Corporate & Other (1)	1,796	-	7,044	-
Consolidated net sales of furniture and accessories	$87,217	$118,012	$295,434	$364,582

Income from Operations
Wholesale	$6,340	$9,989	$22,339	$31,656
Retail	(3,036)	3,889	(751)	13,804
Net expenses - Corporate and other (1)	(7,420)	(7,839)	(22,140)	(21,633)
Inter-company elimination	312	38	917	(260)
Gain on sale of real estate	-	4,595	-	4,595
Gain on revaluation of contingent consideration	-	-	1,013	-
Consolidated	$(3,804)	$10,672	$1,378	$28,162

(1)

Corporate and Other includes the operations of Noa Home Inc. for 2023 along with the shared Corporate costs that are benefiting both the Wholesale and Retail segments. This represents a change in our segment presentation from prior year periods. Previously, those shared Corporate costs had been included in the Wholesale segment and the operations of Noa Home Inc. were included in the Retail segment. Prior period results have been restated to conform to the current presentation.